BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

CODE OF ETHICS

INTRODUCTION

Barrow, Hanley, Mewhinney & Strauss, LLC (the “Firm” or “BHMS”) has adopted this Code of Ethics (“Code”) in compliance with the requirements of Sections 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Section 17(j) of the Investment Company Act of 1940. This Code was originally adopted on November 28, 1983, and was last amended on December 31, 2013. The Code requires the Firm’s Access Persons to comply with the federal securities laws, sets standards of business conduct required of the Firm’s supervised persons and addresses conflicts that arise from personal transactions and other activity by Access Persons. The policies and procedures outlined in the Code are intended to promote compliance with fiduciary standards by the Firm and its Access Persons. As a fiduciary, the Firm and its employees (i) have the responsibility to render professional, continuous and unbiased investment advice, (ii) owe its clients a duty of honesty, good faith and fair dealing, (iii) must act at all times in the best interests of clients, and (iv) must avoid or disclose conflicts of interest.

A.	This Code of Ethics is designed to:

1.	Set standards for ethical conduct based on fundamental principles of openness, integrity, honesty and trust;

2.	Protect the Firm’s clients by deterring misconduct;

3.	Educate the employees regarding the Firm’s expectations and the laws governing their conduct;

4.	Remind employees that they are in a position of trust and must act with complete propriety at all times;

5.	Protect the reputation of the Firm;

6.	Guard against violations of the securities laws; and

7.	Establish procedures for employees to follow so that the Firm may determine whether employees are complying with its ethical principles.

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B.	The Code of Ethics is based upon the principle that the directors, officers and employees of the Firm owe a fiduciary duty to the clients of the Firm to conduct their affairs, including their personal transactions, in such a manner as to avoid:

1.	Serving their own personal interests ahead of clients;

2.	Taking inappropriate advantage of their position with the Firm; and

3.	Any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

C.	This fiduciary duty includes the duty of the Chief Compliance Officer (“CCO”) of the Firm to maintain, monitor and enforce the Code, periodically review and amend the Code, report material violations of this Code to the Firm’s Board of Managers and any client, as required.

D.	The Code contains provisions reasonably necessary to prevent Access Persons from violating the standards, and procedures reasonably designed to prevent violations of the Code. Each Access Person at the commencement of their employment must certify, by their signature on Exhibit A, their understanding of the Code’s requirements and their acknowledgement to abide by all of the Code’s provisions. Each Access Person must re-certify their understanding and acknowledgement of the Code annually, and any time the Code is amended.

DEFINITIONS

The following terms are used throughout this Code and are defined here to describe, explain or make clear their use and purpose for the Code’s provisions and prohibitions.

A.	“Access Person” means any director, officer, general partner, Advisory Person, Investment Personnel, Portfolio Manager, or employee of the Firm. The CCO may, in her discretion, designate other individuals (e.g. consultants, interns and temporary employees) that have access to client information as Access Persons of the Firm. The CCO may exempt certain Access Person(s) that are subject to another code of ethics that has been approved by the CCO from certain provisions of this Code.

B.	“Advisory Person” means any person in a Control relationship to the Firm who obtains information concerning recommendations made to the Firm with regard to the purchase or sale of a security by the Firm.

C.	“Affiliated Company” means a company which is an affiliate of the Firm through the Old Mutual U.S. Holdings, Inc. relationship.

D.	“Black-out Period” means the number of days designated by the Code whereby an Access Person shall not trade a Reportable Security, as prohibited in Restrictions for Access Persons.

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E.	“Business Entertainment” means an Access Person’s participation in lunches, dinners, cocktail parties, sporting activities or similar business gatherings conducted for business purposes. Business Entertainment is not a Gift.

F.	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any Person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall generally be presumed to control such company. Any Person who does not so own more than 25% of the voting securities of any company shall be presumed not to control such company. A Person shall be presumed not to be a Control Person.

G.	“Gift” means cash or any item of value.

H.	“Government Entity” means any state or local government agency, authority or instrumentality of a state or local government; any pool of assets sponsored by a state or local government (i.e. defined benefit pension plan, separate account or general fund); and any participant-directed government plan.

I.	“Investment Personnel” means: (i) any Portfolio Manager of the Firm and (ii) securities analysts, traders, portfolio specialists and other personnel who provide information and advice to the Portfolio Manager or who help execute the Portfolio Manager’s decisions.

J.	“Managed Fund” means any Reportable Fund for which the Firm serves as an Investment Adviser or Sub-Adviser.

K.	“Person” means any Person or a company.

L.	“Political Action Committee” or “PAC” means an organization whose purpose is to solicit and make Political Contributions.

M.	“Political Contribution” means any Gift, subscription, loan, advance, or deposit of money (such as gift certificates or merchandise), or anything of value made for:

1.	The purpose of influencing any election,

2.	The payment of debt incurred in connection with any such election,

3.	Transition or inaugural expenses of the successful candidate for office,

4.	Coordinating contributions through bundling or facilitating the contributions of other persons or PACs.

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Examples of contributions include the cost of attending fundraising events, payments to bond ballot campaigns, or expenses incurred in connection with fundraising or other volunteer activities (e.g., hosting a reception).

N.	“Political Fundraising Activities” include, but are not limited to, the following activities on behalf of a state or local candidate or official:

1.	Coordinating contributions (generally, bundling, pooling, or otherwise facilitating the contributions made by other persons),

2.	Soliciting contributions (generally, communicating, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution), or

3.	Directing fundraising efforts.

O.	“Portfolio Directional Trade” means a trade directed by a Portfolio Manager intended to increase or decrease a security weighting in a client account. This is a separate type of trade from a trade required to satisfy a client’s cash-flow request.

P.	“Portfolio Manager” means an employee of the Firm entrusted with the direct responsibility and authority to make investment decisions.

Q.	“Reportable Account” means any account maintained with a bank, broker or other entity in which an Access Person or Family Member owns Reportable Securities or the ability to transact in Reportable Securities, or has discretion to trade on behalf of another.

R.	“Reportable Fund” means any fund registered under the Investment Company Act where the Firm or an Affiliated Company acts as the investment adviser or principal underwriter for the fund. A list of Reportable Funds is available from the Compliance Department.

S.

“Reportable Security” means any note, stock, treasury stock, bond, debenture, exchange-traded fund (ETF), evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security or on any group or index of Reportable Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, Reportable Fund(s) and hedge fund(s). Reportable Security shall not include: direct obligations of the Government of the United States, high quality short-term debt instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase

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agreements, shares issued by mutual funds that are not Reportable Funds, and unit trusts that are invested exclusively in one or more open-end fund (none of which are Reportable Funds.)

T.	“Solicit a Government Entity for Investment Advisory Services” means a direct or indirect communication with a state or local Government Entity for the purpose of obtaining or retaining investment advisory services business including, but not limited to, the following:

1.	Leading, participating in or merely being present at a sales/solicitation meeting with a state or local Government Entity, such as a government pension plan or general fund;

2.	Otherwise holding oneself out as part of the BHMS’ sales/solicitation effort with a state or local Government Entity;

3.	Signing a submission to an RFP in connection with BHMS’ business;

4.	Making introductions between government officials and BHMS.

U.	“State or Local Official(s)” means any person, including any election committee for such person, who was, at the time of a Political Contribution, an official, incumbent, candidate, or successful candidate for elective office of a state or local government, including, but not limited to, any state or local agency, authority, or instrumentality.

INSIDER TRADING POLICY

The Firm’s Insider Trading Policy applies to every officer, director and employee and extends to activities within and outside of his/her duties at the Firm, and any questions regarding this policy and procedures should be referred to the Firm’s Chief Compliance Officer.

A.	In compliance with Section 204A of the Advisers Act, the Firm forbids any officer, director or employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on material non-public information or communicating material non-public information to others in violation of the law, frequently referred to as “insider trading”.

B.	The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in Reportable Securities (whether or not one is an “insider”) or to communicate material non-public information to others. The term “insider information” includes non-public facts about a publicly traded company that may be used to a Person’s financial advantage when trading shares of the Company, and includes information about the firm’s securities recommendation, and client holdings and transactions. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

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1.	Trading by an insider, while in possession of material non-public information; or

2.	Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

3.	Communicating material non-public information to others in a breach of fiduciary duty.

C.	Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his/her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities whether it is determined factual or spreading a rumor. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, debt service and liquidation problems, extraordinary management developments, write-downs or write-offs of assets, additions to reserves for bad debts, new product/services announcements, criminal, civil and government investigations and indictments. Material information does not have to relate to a company’s business. For example, material information about the contents of any upcoming newspaper column may affect the price of a security, and therefore may be considered material. Disclosure of a mutual fund client’s holdings or any client’s holdings that are not publicly available may be considered material information and therefore must be kept confidential. All employees of BHMS are subject to the Duty of Confidentiality of this Code.

D.	Information is non-public until it has been effectively communicated to the marketplace. A Person must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in the media, internet or other publications of general circulation would be considered public. A Person should be particularly careful with information received from client contacts at public companies, or through their position with BHMS.

E.	Each Person must consider the following before trading for themselves or others in the Reportable Securities of a company about which that Person has potential inside information:

1.	Is the information material? Is this information that an investor would consider important in making his/her investment decisions? Is this information that would substantially affect the market price of the Reportable Securities if generally disclosed?

2.	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

F.	The role of the Firm’s Chief Compliance Officer is critical to the implementation and maintenance of the Firm’s policy and procedures against insider trading. If, after consideration of

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the above, a Person believes that the information is material and non-public, or if a Person has questions as to whether the information is material and non-public, employee should take the following steps:

1.	Report the matter immediately to the Firm’s Chief Compliance Officer or an Executive Director. After the CCO or Executive Director has reviewed the issue, the employee will be instructed to continue the prohibition against trading and communication, or will be allowed to trade and communicate the information.

2.	Do not purchase or sell the securities on behalf of him/herself or others. The Firm may determine to restrict trading in the security for Access Persons, for the clients’ portfolios or both.

3.	Do not communicate the information inside or outside the Firm, other than to the Firm’s Chief Compliance Officer or an Executive Director for reporting purposes.

G.	“Insider information” may not be communicated to anyone, including Persons within the Firm, except as provided above. However, the Chief Compliance Officer or an Executive Director may communicate potential insider information to outside counsel and compliance/legal personnel at Old Mutual U.S. Holdings, Inc., the Firm’s parent company for consultative purposes. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted. The Chief Compliance Officer will review and document appropriately each circumstance where the possibility of insider information has been reported.

DUTY OF CONFIDENTIALITY

Employees of the Firm shall keep confidential at all times any non-public information they may obtain in the course of their employment at the Firm. This information includes but is not limited to:

A.	Information about the clients’ accounts, including account holdings, recent or impending securities transactions by the clients and recommendations or activities of the Portfolio Managers for the clients’ accounts;

B.	Information about the Firm’s clients and prospective clients’ investments and account transactions;

C.	Information about other Firm personnel, including their pay, benefits, position level and performance rating; and

D.	Information about the Firm’s business activities, including new services, products, technologies, and business initiatives.

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The Firm’s personnel have the highest fiduciary obligation not to reveal confidential company information to any party that does not have a clear and compelling need to know such information, and to safeguard all client information. Our Privacy Policy for safeguarding clients’ personal information is stated in our Compliance Policies & Procedures, Item 11.

RESTRICTIONS FOR ACCESS PERSONS

In an effort to comply with federal securities regulations and the high standards BHMS has set to avoid potential conflicts of interest, the following restrictions have been adopted:

A.	General Restrictions for Access Persons. As defined by this Code, all employees of the Firm are identified as Access Persons and are subject to the following restrictions:

1.	Prohibition on Accepting Gifts of More than de Minimis Value. Access Persons are prohibited from accepting any Gift, or other item(s) of more than de minimis value from any Person or entity that does business with or on behalf of the Firm without pre-approval of the Chief Compliance Officer. The de minimis amount for this Code shall be $100 per individual recipient and is considered to be the annual receipt of Gift(s) from the same source valued at up to $100, when the Gifts are in relation to the conduct of the Firm’s business. A Gift does not include Business Entertainment. However, no Access Person may accept extravagant or excessive Business Entertainment from any person or entity that does or seeks to do business with or on behalf of the Firm. Any exceptions to this policy must be approved by the Firm’s Chief Compliance Officer. Access Persons will report quarterly the receipt of any Gifts.

2.	Prohibition on Giving Gifts of More than a De Minimis Value. Access Persons are prohibited from giving any Gift or other item(s) of more than de minimis value to any Person or entity that does business with or on behalf of the Firm without pre-approval of the Chief Compliance Officer. The de minimis amount for this Code shall be $250 per individual recipient and is considered to be the annual giving of Gifts to the same Person valued at up to $250 when the Gifts are in relation to the conduct of the Firm’s business. A Gift does not include Business Entertainment. However, no Access Person may provide extravagant or excessive Business Entertainment to a client, prospective client or any person or entity that does or seeks to do business with or on behalf of the Firm. Any exceptions to this policy must be approved by the Firm’s Chief Compliance Officer. Access Persons will report quarterly the provision of any Gifts. ERISA and Taft Hartley regulations have specific limitations for Gifts and Entertainment and reporting requirements when Gifts are given, the Chief Compliance Officer should be notified when giving a gift to an ERISA or Taft Hartley client to ensure proper reporting to that client.

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3.	Prohibition on Service as a Director or Public Official. Investment Personnel are prohibited from serving on the board of directors of any publicly traded company, or any for-profit company, without prior authorization of an Executive Director and the Chief Compliance Officer of the Firm. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Firm’s clients. Authorization of board service shall be subject to the implementation by the Firm of a “Chinese Wall” or other procedures to isolate such Investment Personnel from making decisions about trading in that company’s securities.

B.	Personal Trading Restrictions for Access Persons. As defined by this Code, all employees of the Firm are identified as Access Persons and are subject to the following restrictions:

1.	Prohibition on Initial Public Offerings. Access Persons are prohibited from acquiring securities in an initial public offering.

2.	Prohibition on Private Placements. Access Persons are prohibited from acquiring securities in a private placement without prior approval from the Firm’s Chief Compliance Officer. In the event an Access Person receives approval to purchase securities in a private placement, the Access Person must disclose that investment if he/she plays any part in the Firm’s later consideration of an investment in the issuer.

3.	Prohibition on Options. Access Persons are prohibited from acquiring or selling any option on any security.

4.	Prohibition on Short-selling. Access Persons are prohibited from selling any security that the Access Person does not own, or otherwise engaging in “short-selling” activities.

5.	Prohibition on Short-term Trading Profits. Access Persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or related) Reportable Securities within 60 calendar days. Profits realized on such short-term trades shall generally be subject to disgorgement.

6.	Prohibition on Short-term Trading of Managed Funds. Access Persons are prohibited from short-term trading of any Managed Fund shares. For the purpose of the Code short-term trading is defined as a purchase and redemption/sell of a Managed Fund’s shares within 30 calendar days. This prohibition does not cover purchases and redemptions/sales: (i) into or out of money market funds or short term bond funds; (ii) purchases effected on a regular periodic basis by automated means, such as 401(k) purchases and/or Voluntary Deferral Plan “VDP” contributions.

C.	Political Contribution and Charitable Contribution Restrictions for Access Persons. As defined by this Code, all employees of the Firm are identified as Access Persons and are subject to the following restrictions:

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1.	Prohibition on Certain Political or Charitable Contributions. Access Persons may not make Political Contributions in the name of the Firm or personally for the purpose of obtaining or retaining advisory contracts with government entities or for any other business purpose. Access Persons also may not consider any of the Firm’s current or anticipated business relationships as a factor in soliciting or making Political or charitable Contributions. Charitable contributions made as part of the Firm’s formal charitable efforts and not for the purpose of obtaining or retaining advisory contracts with government entities may be made in the name of the Firm payable directly to the tax-exempt charitable organization.

2.	Pre-clearance of Political Contributions and Fundraising Activities. All Access Persons and their Family Members must obtain approval in advance from the Chief Compliance Officer before: (i) making any Political Contribution to any state, or local candidate, or official running for state or local office, or candidate for a federal office who is currently a State or Local Official, and, (ii) participating in any Political Fundraising Activities. Political Contributions and Political Fundraising Activity will be approved on a case-by-case basis. Pre-clearance should be obtained prior to making a Political Contribution or participating in a Political Fundraising Activity by completing and submitting a Personal Political Contribution Pre-clearance Form for fundraising activity in the PTA system or Exhibit E. The Chief Compliance Officer will review each request to determine whether the Political Contribution or Political Fundraising Activity is permitted under applicable law and is consistent with this policy.

3.	Political Contributions to Candidates for state or local office are limited to $350 where the Access Person or their Family Member is Eligible to Vote for such candidate. Contributions to candidates for state or local office are limited to $150 where the Access Person or their Family Member is not entitled to vote for such candidate. Access Persons and their Family Members are also required to obtain advance approval from the Chief Compliance Officer before they participate in any Political Fundraising Activity.

4.	Indirect Action by an Access Person. Access Persons are prohibited from doing anything indirectly that, if done directly, would result in a violation of applicable law or this policy. For example, it is a violation of this policy for an Access Person to direct someone on their behalf to make a Political Contribution in excess of applicable limits.

D.	Black-out Restrictions for Access Persons. All Access Persons are subject to the following Black-out Period restrictions when their purchases and sales of Reportable Securities may coincide with trades by any client of the Firm:

1.	Purchases and Sales on the Same Day as a Trade by a Client. Access Persons are generally prohibited from purchasing or selling any Reportable Security on the same day that a trade is executed in that same security for a client account.

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2.	Purchases and Sales Within Three Days Following a Trade by a Client. Access Persons are generally prohibited from purchasing or selling any security within three calendar days after any client has traded in the same security by a Portfolio Directional Trade. In the event that an Access Person makes a prohibited purchase or sale within the three-day period, the Chief Compliance Officer shall determine the course of corrective action.

3.	Purchases Within Three Days Before a Purchase by a Client. Access Persons are generally prohibited from purchasing any security within three calendar days before any client has traded in the same security by a Portfolio Directional Trade. In the event that an Access Person purchases a security within three calendar days before any client purchases the same security, the Chief Compliance Officer shall determine the course of corrective action.

4.	Sales Within Three Days Before a Sale by a Client. Access Persons are generally prohibited from selling any security within three calendar days before any client has traded in the same (or a related) security by a Portfolio Directional Trade. In the event an Access Person sells a security within three days before any client sells the same (or a related) security, the Chief Compliance Officer shall determine the course of corrective action.

EXEMPTED TRANSACTIONS

Certain prohibitions of Restrictions for Access Persons, Sections B. and D., shall not apply to:

A.	Purchases or sales affected in any account over which the Access Person has no direct or indirect influence or Control as defined in Definitions, Section G.

B.	Purchases or sales which are non-volitional on the part of either the Access Person or the Firm;

C.	Purchases which are part of an automatic dividend reinvestment plan or an automatic investment plan, such as 401(k) purchases and VDP contributions; and

D.	Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its Reportable Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

E.	Purchases and sales in shares of unaffiliated mutual funds, specifically electronically traded funds, “ETFs”. ETF holdings must be reported annually and transactions must be reported quarterly; however, generally they do not require pre-clearance.

F.	In addition to the above exemptions, the Chief Compliance Officer may make exceptions to the restrictions imposed upon Access Persons on a case-by-case basis, as deemed appropriate by the

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Chief Compliance Officer, and which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any client.

COMPLIANCE PROCEDURES

A.	Sungard Protegent PTA System. All Access Persons should use the Sungard Protegent PTA (“PTA”) system for general reporting requirements under this Code. Certain transactions may require written pre-clearance and reporting on Reports identified as Code Exhibits A, B, C, D or E, and these forms may be obtained from the Chief Compliance Officer.

B.	Records of Reportable Securities Transactions. All Access Persons must notify the Firm’s Chief Compliance Officer if they have opened Reportable Account during the quarter. Access Persons must direct their brokers to provide the Firm’s Chief Compliance Officer with duplicate brokerage confirmations of their Reportable Securities transactions and duplicate statements of their Reportable Account(s).

C.	Pre-clearance of Reportable Securities Transactions. All Access Persons shall receive prior approval from the Firm’s Chief Compliance Officer, or Executive Director(s), before purchasing or selling Reportable Securities excluding: Reportable Funds, ETFs and hedge funds; purchases and sales over which an Access Person has no direct or indirect influence or control; purchases or sales pursuant to an automatic investment plan; purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired, acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; open end investment company shares other than managed funds; closed-end index funds; unit investment trusts; open-end ETFs; ETFs based on a broad-based securities index; futures and options on currencies or an a broad-based securities index or other similar circumstances where conflicts of interest would not arise.

Limited Exception of Reportable Securities from Pre-Clearance and Short-Term Trading Profit Requirements including: ETFs and hedge funds, Reportable Funds (must be held 30 days).

D.	Pre-clearance for Reportable Securities Owned or Traded by the Firm is Valid for that Trading Day. Pre-clearance for Reportable Securities not owned or traded by the Firm is valid for the daily trading sessions of the current calendar week. Personal Reportable Securities transactions should be pre-cleared using the PTA system, or Access Persons should use the form Exhibit D, Personal Reportable Securities Transaction(s) Pre-clearance Form. The Chief Compliance Officer may approve transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any client.

E.	Pre-clearance of any Transaction in a Managed Fund. All Access Persons shall receive prior written approval from the Firm’s Chief Compliance Officer, or Executive Director(s), before

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purchasing or selling any Managed Fund. Pre-clearance for Managed Funds is valid for that trading day. This prohibition does not cover purchases and redemptions/sales: (i) into or out of money market funds or short term bond funds; (ii) effected on a regular periodic basis by automated means, such as 401(k) purchases and VDP transactions, or (iii) 401(k) investment reallocation.

F.	Disclosure of Personal Holdings, and Certification of Compliance with the Code of Ethics. All Access Persons shall disclose to the Firm’s Chief Compliance Officer all personal Reportable Securities holdings at commencement of employment and thereafter on an annual basis as of December 31. Every Access Person shall certify on Exhibit A, Initial Report of Access Persons, or through the PTA system:

1.	They have read and understand the Code and recognize that they are subject to all provisions of the Code and they have reported all personal Reportable Securities and reportable Funds holdings;

2.	They have complied with the requirements of the Code and reported all personal Reportable Securities and Reportable Funds holdings;

3.	Initial holdings report shall be made within ten days of hire.

G.	Reporting Requirements. The Chief Compliance Officer of the Firm shall notify each Access Person that he or she is subject to these reporting requirements, shall deliver a copy of this Code to each Access Person upon their date of employment and upon such time as any amendment is made to this Code, and shall train each Access Person on appropriate compliance matters and on usage of the PTA system for personal reporting.

1.	Reportable Securities managed by a third-party in a discretionary advisory account are subject to the annual reporting requirements contained in this Section and are excluded from certain other provisions of the Code.

2.	Reports, personal trades and holdings, and other information, submitted pursuant to this Code shall be reviewed periodically by the Chief Compliance Officer, shall be kept confidential, and shall be provided only to the Executive Directors of the Firm, our parent company’s compliance/legal personnel, Firm counsel or regulatory authorities upon appropriate request. The backup to the Chief Compliance Officer is responsible for reviewing and monitoring the personal securities transactions of the Chief Compliance Officer, and for taking on the responsibilities of the Chief Compliance Officer in her absence.

3.

Every Access Person shall report to the Chief Compliance Officer all Reportable Accounts currently open at the time of his/her initial employment, and any new Reportable Account opened, including the name of the bank or brokerage, the account

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number and date the account was opened, and must disclose the new Reportable Account with his/her quarterly transaction report.

4.	Every Access Person shall report to the Chief Compliance Officer of the Firm any/all Reportable Account(s) and any/all personal Securities holdings at the time of his/her initial employment with the Firm. A report shall be made through the PTA system or designated form, Exhibit A, Initial Report of Access Persons, with account statements attached containing the following information:

a.	Name of the Reportable Security and ticker or cusip, number of shares, interest rate, maturity date, and principal amount of each Reportable Security.

b.	Name and account number of the Reportable Account where the Reportable Security is held.

c.	Name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

d.	The date the Access Person submits the report.

5.	Every Access Person shall report to the Chief Compliance Officer of the Firm the information described in Paragraph 4 of this Section with respect to transactions in any Reportable Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Reportable Security.

6.	Quarterly transaction reports shall be made no later than thirty days after the end of the calendar quarter in which the transaction was executed. Every Access Person shall be required to submit a report for all periods, including those periods in which no Reportable Securities transactions were executed. A report shall be made through the PTA system or designated form, Exhibit C, Quarterly Report of Access Persons, or on any other form containing the following information:

a.	The date of the transaction, the Reportable Security name and/or cusip, the number of shares, interest rate, maturity date, and the principal amount of each Reportable Security transacted;

b.	The nature of the transaction (i.e., purchase or sale);

c.	The price at which the transaction was effected; and

d.

The name of the broker, dealer or bank with or through whom the transaction was effected. Duplicate copies of the Reportable Securities transaction confirmation of all personal transactions and copies of periodic statements for all

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Reportable Accounts may be attached to Exhibit C to fulfill the reporting requirement.

e.	The name of the broker, dealer or bank with whom the Access Person established a new Reportable Account during the period, the date the account was established.

f.	The date that the report is submitted by the Access Person; and

g.	Any such report may contain a statement that the report shall not be construed as an admission by the Person making such report that he/she has any direct or indirect Beneficial Ownership in the Reportable Security to which the report relates.

7.	Every Access Person shall report to the Chief Compliance Officer of the Firm all Political Contributions described in Restrictions for Access Persons, Section C. of this Code made during the quarter, including Political Contributions made by their Family Members. A report shall be made in the PTA System or designated form, Political Contribution Pre-clearance Form, Exhibit E.

8.	The Chief Compliance Officer shall periodically review the reports provided by the Firm’s Access Persons. Review shall include personal transactions and brokerage activity, personal brokerage statements and holdings, and Political Contributions, among other things.

G.	Conflict of Interest. Every Access Person shall notify the Chief Compliance Officer of any personal conflict of interest relationship which may involve the Firm’s clients, such as the existence of any economic relationship between their transactions and Reportable Securities held or to be acquired by any portfolio of the Firm. Such notification shall occur in the pre-clearance process or immediately upon becoming aware of the conflict.

H.	The Chief Compliance Officer shall implement and enforce the Code, maintain copies of the Code, keep records of Code violations, and maintain records of Access Persons reports as required by the Code.

I.	The President of BHMS, who is also an Executive Director, is named as the backup Compliance Officer in the absence of the Chief Compliance Officer. The backup compliance officer may perform all duties of the CCO in her absence, as defined in the Code, and shall report to the CCO any disclosed conflicts or violations that may have occurred in her absence.

Code of Ethics	15	12/31/2013

REPORTING OF VIOLATIONS

A.	Any Access Person of the Firm who becomes aware of a violation of (i) this Code of Ethics, (ii) the Firm’s Compliance Policies & Procedures, (iii) the Governing Policies, (iv) the IT Department Policies & Procedures, (v) OM Affiliate Level Policies or (vi) other internal policies or procedures shall promptly report such violation to the Chief Compliance Officer or Executive Director(s). This reporting requirement includes self-reporting when an employee discovers he/she has violated an internal policy or reporting other violations of the Firm’s internal policies.

B.	The Firm’s Chief Compliance Officer shall report to the Board of Managers all material violations of this Code or the Firm’s Compliance Policies and Procedures and the reporting requirements thereunder. Material violations shall be reported to the Chief Compliance Officer of any Managed Fund client, as required.

C.	The members of the Board of Managers or Chief Compliance Officer shall consider reports made to the Board and shall determine what sanctions, if any, should be imposed.

REPORTING TO THE BOARD OF MANAGERS

The Firm’s Chief Compliance Officer shall prepare an annual report relating to this Code to the board of Managed Funds, upon their request. Such annual report shall:

A.	Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

B.	Identify any violations requiring significant remedial action during the past year; and

C.	Identify any recommended changes in the existing restrictions or procedures based upon the Firm’s experience under its Code, evolving industry practices or developments in applicable laws or regulations.

SANCTIONS

A.	Upon discovering a violation of this Code, the Chief Compliance Officer and/or Executive Director(s) may impose such sanctions as they deem appropriate, including, among other things:

1.	Disgorgement: The Firm generally requires that profits realized on transactions made in violation of the Code’s prohibitions be disgorged. A charity shall be selected by the Firm to receive any disgorged or relinquished amounts.

2.	Extended Holding Period: Purchases made during the black-out period may be prohibited from selling the security from six months.

Code of Ethics	16	12/31/2013

3.	Unwinding the transaction: Purchase or Sells made during the black-out period may be required to unwind the transaction and disgorge any profit.

B.	The Pay-to-Play Rule imposes a two-year ban on an adviser’s ability to receive compensation for advisory services if the Firm or certain of its supervised persons makes certain Political Contributions to a State or Local Official over the de minimus amount.

C.	A memo of correction, suspension or termination of employment.

RETENTION OF RECORDS

A.	Personal Trading Record. This Code (and prior versions in effect during the past five years), a copy of each report made by each Access Person, each memorandum made by the Firm’s Chief Compliance Officer, and a record of any violation and any action taken as a result of such violation, shall be maintained by the Firm for a minimum of five years.

B.	Political Contribution Records. A list of: (i) all Access Persons, (ii) all government entities to which the Firm provides or has provided investment advisory services or which are or were investors in any covered investment pool to which the Firm has provided services in the past five years but not prior to September 12, 2010, (iii) all direct or indirect Political Contributions made by any Access Person to an official of a Government Entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or to a PAC, and (iv) the name and business address of each regulated Person to whom the Firm provides or agrees to provide, directly or indirectly, payment to Solicit a Government Entity for Investment Advisory Services on its behalf. Records relating to the Political Contributions must be listed in chronological order and must indicate: (i) the name and title of each contributor, (ii) the name and title of each recipient of a Political Contribution, (iii) the amount and date of each Political Contribution, and (iv) whether any such Political Contribution was the subject of the exception for returned Political Contributions.

Code of Ethics	17	12/31/2013

Exhibit A

BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

CODE OF ETHICS

INITIAL REPORT OF ACCESS PERSONS

To the Chief Compliance Officer of Barrow, Hanley, Mewhinney & Strauss, LLC (“BHMS”), I certify:

1. I acknowledge receipt of the Code of Ethics for BHMS.

2. I have read, understand and recognize that I am subject to the Code as an Access Person.

3. Except as noted below, I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Firm, such as any economic relationship between my transactions and Securities held or to be acquired by BHMS or any of its portfolios.

4. As of the date below I had a direct or indirect ownership in the following Reportable Securities (brokerage or financial statements may be attached):

SECURITY NAME/TYPE/TICKER/CUSIP INTEREST RATE & MATURITY DATE	NUMBER OF SHARES	PRINCIPAL VALUE	TYPE OF INTEREST (DIRECT OR INDIRECT)

Code of Ethics	18	12/31/2013

Exhibit A

5. I have the following Reportable Accounts open and have directed the bank or brokerage to send duplicate confirmations and statements to BHMS:

NAME OF FIRM	TYPE OF INTEREST (DIRECT OR INDIRECT)

6. I have made the following Political Contributions since September 2011:

NAME OF CANDIDATE	DATE OF CONTRIBUTION	TYPE OF POLITICAL ACTIVITY/ CONTRIBUTION

NOTE: Only report holdings in Reportable Securities.

Date:	Signature:

Print Name:

Title:

	Employer:	BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

Date:	Signature:
Firm’s Chief Compliance Officer

Exhibit B

BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

CODE OF ETHICS

ANNUAL REPORT OF ACCESS PERSONS

To the Chief Compliance Officer of Barrow, Hanley, Mewhinney & Strauss, LLC, (“BHMS”), I certify:

1. I have read, understand and recognize that I am subject to the Code as an Access Person.

2. During the year ended December 31, 20    , I have complied with the reporting requirements of the Code regarding personal transactions and gifts.

3. I have not disclosed confidential information of the Firm to any Persons outside BHMS or employees of any other OMUSH affiliate, except where the disclosure occurred subsequent to the execution of an order.

4. Except as noted below, I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Firm, such as any economic relationship between my transactions and securities held or to be acquired by BHMS or any of its portfolios.

5. As of December 31, 20    , I had a direct or indirect Beneficial Ownership in the following Reportable Securities:

SECURITY NAME/TYPE/TICKER/CUSIP INTEREST RATE & MATURITY DATE	NUMBER OF SHARES	PRINCIPAL VALUE	TYPE OF INTEREST (DIRECT OR INDIRECT)

Exhibit B

6. I have the following Reportable Accounts open and have directed the bank or brokerage firm to send duplicate confirmations and statements to BHMS:

NAME OF FIRM	TYPE OF INTEREST (DIRECT OR INDIRECT)

NOTE: Only report holdings in Reportable Securities.

Date:	Signature:

Print Name:

Title:

	Employer:	BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

Date:	Signature:
Firm’s Chief Compliance Officer

Exhibit C

BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

QUARTERLY REPORT OF ACCESS PERSONS

TRANSACTIONS REPORT

For the Calendar Quarter Ended:

To the Chief Compliance Officer of Barrow, Hanley, Mewhinney & Strauss, LLC:

1. During the quarter identified above, the following transactions were made in Reportable Securities and are required to be reported under the BHMS Code of Ethics:

SECURITY NAME/TYPE/TICKER/CUSIP INTEREST RATE & MATURITY DATE	DATE OF TRANS- ACTION	NUMBER OF SHARES	DOLLAR AMOUNT OF TRANSACTION	NATURE OF TRANSACTION (Purchase., Sale, Other)	PRICE	BROKER/ DEALER OR BANK NAME

2. During the quarter identified above, the following Reportable Accounts were opened with direct or indirect beneficial ownership, and are required to be reported under the Code.

NAME OF FIRM	TYPE OF INTEREST (DIRECT OR INDIRECT)	DATE ACCOUNT OPENED

Exhibit C

3. During the quarter identified above, the following Political Contributions were made, and are required to be reported under the Code.

NAME OF CANDIDATE	DATE OF CONTRIBUTION	TYPE OF POLITICAL ACTIVITY/ CONTRIBUTION

4. During the quarter, I received or gave the following Gifts from/to any Person or entity that does business with or on behalf of the Firm:

DATE OF GIFT	PROVIDER/RECIPIENT	DESCRIPTION OF GIFT	VALUE OF GIFT

5. Except as noted below, I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Firm, such as any economic relationship between my transactions and securities held or to be acquired by the Firm or any of its portfolios.

NOTE: Only report transactions in Reportable Securities.

Date:	Signature:

Print Name:

Title:

	Employer:	BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

Date:	Signature:
Firm’s Chief Compliance Officer

Exhibit D

BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

ACCESS PERSONS

PERSONAL REPORTABLE SECURITIES TRANSACTION PRE-CLEARANCE FORM

(See Code of Ethics, Restrictions for Access Persons, Section D)

To the Chief Compliance Officer of Barrow, Hanley, Mewhinney & Strauss, LLC:

Pre-clearance is requested for the following proposed transactions:

SECURITY NAME/TYPE/TICKER/CUSIP INTEREST RATE & MATURITY DATE	NUMBER OF SHARES	DOLLAR AMOUNT OF TRANSACTION	NATURE OF TRANSACTION (Purchase, Sale, Other)	PRICE (or Proposed Price)	BROKER /DEALER OR BANK THROUGH WHOM EFFECTED	AUTHORIZED
						YES	NO

Date:	Signature:

Print Name:

Title:

	Employer:	BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

Date:	Signature:
Firm’s Chief Compliance Officer

Exhibit E

BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

ACCESS PERSONS

PERSONAL POLITICAL CONTRIBUTION PRE-CLEARANCE FORM

(See Code of Ethics, Restrictions for Access Persons, Section C.2,)

To the Chief Compliance Officer of Barrow, Hanley, Mewhinney & Strauss, LLC:

Pre-clearance is requested for the following proposed Political Contribution(s):

NAME OF CANDIDATE	AMOUNT	STATE AND COUNTY OF ELECTION	WHAT OFFICE IS CANDIDATE SEEKING?	IS COVERED PERSON ELIGIBLE TO VOTE FOR CANDIDATE?	AUTHORIZED
					YES	NO

Date:	Signature:

Print Name:

Title:

	Employer:	BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

Date:	Signature:
Firm’s Chief Compliance Officer